Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-94487 and 333-72670) and Registration Statements on Form S-8 (Nos. 333-30892, 333-30898, 333-34690, 333-53890 and 333-61444) of The MONY Group Inc. of our report dated February 7, 2002 relating to the financial statements, which appear in this Form 10-K.

PricewaterhouseCoopers LLP

New York, NY
March 22, 2002